Cooper Standard Reports Record First Quarter Results

NOVI, Mich., May 2, 2017 -- Cooper-Standard Holdings Inc. (NYSE: CPS) today reported record results for the first quarter 2017.

First Quarter 2017 Highlights

•	Sales increased 4.6 percent to a record $902.1 million

•	Net income increased 33.1 percent to a strong $41.7 million or $2.20 per diluted share

•	Adjusted EBITDA increased 7.2 percent to a record $111.0 million

•	Adjusted net income increased 16.0 percent to $55.9 million or $2.95 per diluted share

•	First major production order for FortrexTM awarded

During the first quarter of 2017, the Company generated strong net income of $41.7 million, or $2.20 per diluted share, and adjusted EBITDA of $111.0 million on sales of $902.1 million. These results compare to net income of $31.3 million, or $1.67 per diluted share, and adjusted EBITDA of $103.5 million on sales of $862.5 million in the first quarter of 2016. Prior period amounts have been recast due to the adoption of a new accounting standard (ASU 2016-09).

“Our team delivered excellent results for the first quarter and put us on track to deliver another record year in 2017,” stated Jeffrey Edwards, chairman and CEO of Cooper Standard. “In addition, our continued focus on innovation and delivering game-changing technology is contributing to new customer orders and booked business.”

The Company's first quarter net income, excluding restructuring and other special items (“adjusted net income”), totaled $55.9 million, or $2.95 per diluted share. Adjusted net income in the prior year period was $48.2 million, or $2.57 per diluted share. The Company’s adjusted EBITDA margin for the first three months of 2017 increased 30 basis points to 12.3 percent compared to 12.0 percent in the first three months of 2016.

Adjusted EBITDA, adjusted EBITDA margin, adjusted net income, and adjusted earnings per share are non-GAAP measures. Definitions of these measures and reconciliations to the most directly comparable financial measures, calculated and presented in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”), are provided in the attached supplemental schedules.

Consolidated Results

First quarter 2017 sales increased by $39.6 million or 4.6 percent compared to the first quarter of 2016. The year-over-year variance was largely attributable to favorable volume and mix and the net impact of acquisitions and divestitures, partially offset by price reductions and the impact of foreign currency exchange rates. Excluding the impact of foreign currency exchange rates, acquisitions and divestitures, sales in the first quarter were $894.1 million, an increase of 3.7 percent over the first quarter 2016.

First quarter adjusted EBITDA increased by $7.4 million or 7.2 percent compared to the first quarter of 2016. Adjusted EBITDA margin as a percent of sales was 12.3 percent in the quarter, up 30 basis points compared to the first quarter of 2016. The year-over-year variance was primarily attributable to improvements in operating efficiency and favorable volume and mix, partially offset by price reductions, higher raw material costs and investments to support growth.

During the first quarter, Cooper Standard launched 29 new customer programs and was awarded $140.9 million in annual net new business. In addition, the Company received a significant production contract for its FortrexTM static sealing system products on a major SUV platform. FortrexTM is a new, proprietary material science technology that provides significant weight reduction and performance improvements versus traditional EPDM and TPV based sealing systems.

North America

The Company's North America segment reported sales of $484.2 million in the first quarter, an increase of 7.7 percent when compared to $449.7 million in sales reported in the first quarter 2016. The year-over-year change was largely attributable to favorable volume and mix and the acquisition of AMI Industries' fuel and brake business. Excluding the impact of acquisitions, divestitures and foreign currency exchange rates, North America segment sales were $471.4 million, which represents organic growth of $21.7 million or 4.8 percent compared to the first quarter of 2016.

North America segment profit was $62.3 million, or 12.9 percent of sales, in the first quarter. This compared to segment profit of $54.2 million or 12.1 percent of sales in the first quarter 2016. The year- over-year increase was driven primarily by gains in operating efficiencies and improved volume and mix, partially offset by price reductions and the impact of wage and general inflation.

Europe

The Company's Europe segment reported sales of $261.5 million in the first quarter, compared to $269.3 million in the first quarter 2016. The year-over-year change was attributable to unfavorable foreign exchange, price reductions and the continued run-off of contract sales related to the Company's thermal and emissions business which was sold in a prior period. These negative factors were partially offset by improved volume and mix.

The Europe segment reported a loss of $8.6 million in the first quarter compared to segment loss of $2.6 million in the first quarter of 2016. The segment results include $13.6 million of restructuring and asset impairment expense in the first quarter of 2017 and $8.8 million of restructuring expense in the first quarter of 2016. Excluding these items, segment profit was $5.0 million in the first quarter compared to segment profit of $6.2 million in the first quarter of 2016. Year-over-year improvements in operating efficiency and volume and mix were offset by the impact of customer price reductions and unfavorable foreign exchange.

Asia Pacific

The Company's Asia Pacific segment reported sales of $132.6 million in the first quarter, an increase of 4.3 percent when compared to sales of $127.1 million in the first quarter 2016. The year-over-year variance was largely attributable to the consolidation of the Company's sealing joint venture in Guangzhou, China, partially offset by unfavorable foreign exchange and customer price reductions.

Asia Pacific segment profit was $3.5 million in the first quarter, compared to $2.5 million in the first quarter 2016. The year-over-year improvement was driven primarily by improved operating efficiencies and the consolidation of the Guangzhou joint venture, partially offset by customer price reductions and investments to support growth.

South America

The Company's South America segment reported sales of $23.7 million in the first quarter, compared to $16.4 million in the first quarter of 2016. The increase was largely attributable to favorable foreign exchange and improved volume and mix.

The South America segment reported a loss of $2.8 million in the first quarter, compared to a segment loss of $7.8 million in the first quarter of 2016. The improvement was due largely to improved operating efficiencies and material cost savings.

Liquidity and Cash Flow

At March 31, 2017, Cooper Standard had cash and cash equivalents totaling $406.9 million. Net cash provided by operating activities in the first quarter 2017 was $3.6 million, compared to $27.9 million in the first quarter of 2016. First quarter 2017 free cash flow (defined as net cash provided by operating activities minus capital expenditures) declined by $27.5 million compared to the first quarter of 2016.
The decline was primarily due to typical seasonal working capital increases and higher payments related to incentive compensation and restructuring, partially offset by increased earnings and reduced cash paid for taxes.

In addition to cash and cash equivalents, the Company had $180.1 million ($199.4 million undrawn facility less $19.3 million in outstanding letters of credit) available under its senior amended asset-based revolving credit facility (“ABL”) for total liquidity of $587.0 million at March 31, 2017.

Total debt at March 31, 2017 was $761.9 million. Net debt (defined as total debt minus cash and cash equivalents) was $355.0 million. Cooper Standard’s net leverage ratio at March 31, 2017 was 0.8 times trailing 12 months adjusted EBITDA.

Subsequent to the end of the first quarter, the Company entered into a second amendment to its Term Loan Facility to reduce the interest rate. The lower rate will reduce cash interest expense by approximately $1.5 million annually through the remaining term of the loan.

Outlook

Based on the positive results of the first quarter, the Company is on track to meet previously issued full year guidance ranges. The Company reiterates its full year 2017 guidance as follows:

	Previous Guidance (2/16/2017)	Current Guidance
Sales	$3.48 - $3.53 billion	Unchanged
Adjusted EBITDA Margin[1]	12.3% - 12.8%	Unchanged
Capital Expenditures	$165 - $175 million	Unchanged
Cash Restructuring	$45 - $55 million	Unchanged
Effective Tax Rate	26% - 29%	Unchanged
1 Adjusted EBITDA Margin is a non-GAAP financial measure. We do not provide guidance on net income margin. Full-year net income will include special items that have not yet occurred and are difficult to predict with reasonable certainty prior to year end.

Conference Call Details

Cooper Standard management will host a conference call and webcast on May 3, 2017 at 9 a.m. ET to discuss its first quarter 2017 results, provide a general business update and respond to investor questions. A link to the live webcast of the call (listen only) and presentation materials will be available on Cooper Standard's Investor Relations website at www.ir.cooperstandard.com/events.cfm.

To participate by phone, callers in the United States and Canada should dial toll-free 800-949-4315 (international callers dial 678-825-8315) and provide the conference ID 95008471 or ask to be connected to the Cooper Standard conference call. Representatives of the investment community will have the opportunity to ask questions after the presentation. Callers should dial in at least five minutes prior to the start of the call.

Individuals unable to participate during the live call may visit the investors' portion of the Cooper Standard website (www.ir.cooperstandard.com) for a replay of the webcast.

About Cooper Standard

Cooper Standard, headquartered in Novi, Mich., is a leading global supplier of systems and components for the automotive industry. Products include rubber and plastic sealing, fuel and brake lines, fluid transfer hoses and anti-vibration systems. Cooper Standard employs more than 30,000 people globally and operates in 20 countries around the world. For more information, please visit www.cooperstandard.com.

Forward Looking Statements
This press release includes “forward-looking statements” within the meaning of U.S. federal securities laws, and we intend that such forward-looking statements be subject to the safe harbor created thereby.

Our use of words “estimate,” “expect,” “anticipate,” “project,” “plan,” “intend,” “believe,” “forecast,” or future or conditional verbs, such as “will,” “should,” “could,” “would,” or “may,” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements are based upon our current expectations and various assumptions. Our expectations, beliefs, and projections are expressed in good faith and we believe there is a reasonable basis for them. However, we cannot assure you that these expectations, beliefs, and projections will be achieved. Forward-looking statements are not guarantees of future performance and are subject to significant risks and uncertainties that may cause actual results or achievements to be materially different from the future results or achievements expressed or implied by the forward-looking statements. Among other items, such factors may include: prolonged or material contractions in automotive sales and production volumes; our inability to realize sales represented by awarded business; escalating pricing pressures; loss of large customers or significant platforms; our ability to successfully compete in the automotive parts industry; availability and increasing volatility in costs of manufactured components and raw materials; disruption in our supply base; possible variability of our working capital requirements; risks associated with our international operations; foreign currency exchange rate fluctuations; our ability to control the operations of our joint ventures for our sole benefit; our substantial amount of indebtedness; our ability to obtain adequate financing sources in the future; operating and financial restrictions imposed on us under our debt instruments; the underfunding of our pension plans; significant changes in discount rates and the actual return on pension assets; effectiveness of continuous improvement programs and other cost savings plans; manufacturing facility closings or consolidation; our ability to execute new program launches; our ability to meet customers’ needs for new and improved products; the possibility that our acquisitions and divestitures may not be successful; product liability, warranty and recall claims brought against us; laws and regulations, including environmental, health and safety laws and regulations; legal proceedings, claims or investigations against us; work stoppages or other labor disruptions; the ability of our intellectual property to withstand legal challenges; cyber-attacks or other disruptions in our information technology systems; the possible volatility of our annual effective tax rate; the possibility of future impairment charges to our goodwill and long-lived assets; and our dependence on our subsidiaries for cash to satisfy our obligations.
You should not place undue reliance on these forward-looking statements. We undertake no obligation to publicly update or otherwise revise any forward-looking statement, whether as a result of new information, future events or otherwise, except where we are expressly required to do so by law.
This press release also contains estimates and other information that is based on industry publications, surveys, and forecasts. This information involves a number of assumptions and limitations, and we have not independently verified the accuracy or completeness of the information.

CPS_F

Contact for Analysts:	Contact for Media:
Roger Hendriksen	Sharon Wenzl
Cooper Standard	Cooper Standard
(248) 596-6465	(248) 596-6211
roger.hendriksen@cooperstandard.com	sswenzl@cooperstandard.com
Financial statements and related notes follow:

COOPER-STANDARD HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF NET INCOME
(Unaudited)
(Dollar amounts in thousands except per share amounts)

	Three Months Ended March 31,
	2017	2016 (1)
Sales	$902,051	$862,497
Cost of products sold	731,966	702,673
Gross profit	170,085	159,824
Selling, administration & engineering expenses	87,634	83,458
Amortization of intangibles	3,595	3,278
Impairment charges	4,270	—
Restructuring charges	9,988	10,832
Other operating loss	—	155
Operating profit	64,598	62,101
Interest expense, net of interest income	(11,239)	(9,752)
Equity in earnings of affiliates	1,675	1,770
Other expense, net	(640)	(7,816)
Income before income taxes	54,394	46,303
Income tax expense	11,890	14,766
Net income	42,504	31,537
Net income attributable to noncontrolling interests	(798)	(214)
Net income attributable to Cooper-Standard Holdings Inc.	$41,706	$31,323

Weighted average shares outstanding
Basic	17,742,994	17,442,364
Diluted	18,972,550	18,746,600

Earnings per share:
Basic	$2.35	$1.80
Diluted	$2.20	$1.67
(1) Certain amounts have been recast due to the adoption of ASU 2016-09.

COOPER-STANDARD HOLDINGS INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollar amounts in thousands)
	March 31, 2017	December 31, 2016
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$406,925	$480,092
Accounts receivable, net	518,634	460,503
Tooling receivable	101,430	90,974
Inventories	160,587	146,449
Prepaid expenses	34,663	37,142
Other current assets	96,013	81,021
Total current assets	1,318,252	1,296,181
Property, plant and equipment, net	841,371	832,269
Goodwill	167,888	167,441
Intangible assets, net	78,198	81,363
Other assets	101,361	114,448
Total assets	$2,507,070	$2,491,702

Liabilities and Equity
Current liabilities:
Debt payable within one year	$33,470	$33,439
Accounts payable	483,168	475,426
Payroll liabilities	118,062	144,812
Accrued liabilities	104,353	105,665
Total current liabilities	739,053	759,342
Long-term debt	728,470	729,480
Pension benefits	173,445	172,950
Postretirement benefits other than pensions	54,474	54,225
Other liabilities	42,228	53,914
Total liabilities	1,737,670	1,769,911
7% Cumulative participating convertible preferred stock	—	—
Equity:
Common stock	18	17
Additional paid-in capital	513,415	513,934
Retained earnings	462,110	425,972
Accumulated other comprehensive loss	(231,555)	(242,563)
Total Cooper-Standard Holdings Inc. equity	743,988	697,360
Noncontrolling interests	25,412	24,431
Total equity	769,400	721,791
Total liabilities and equity	$2,507,070	$2,491,702

COOPER-STANDARD HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(Dollar amounts in thousands)

	Three Months Ended March 31,
	2017	2016 (1)
Operating Activities:
Net income	$42,504	$31,537
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	28,262	26,927
Amortization of intangibles	3,595	3,278
Impairment charges	4,270	—
Share-based compensation expense	6,804	4,434
Equity in earnings of affiliates, net of dividends related to earnings	965	1,252
Other	7,661	(362)
Changes in operating assets and liabilities	(90,510)	(39,152)
Net cash provided by operating activities	3,551	27,914
Investing activities:
Capital expenditures	(58,270)	(55,090)
Acquisition of businesses, net of cash acquired	—	(3,020)
Proceeds from sale of fixed assets and other	33	(127)
Net cash used in investing activities	(58,237)	(58,237)
Financing activities:
Increase in short-term debt, net	142	2,295
Principal payments on long-term debt	(1,836)	(2,436)
Repurchase of common stock	—	(23,800)
Proceeds from exercise of warrants	580	248
Taxes withheld and paid on employees' share based payment awards	(10,740)	(1,714)
Other	(117)	28
Net cash used in financing activities	(11,971)	(25,379)
Effects of exchange rate changes on cash and cash equivalents	(6,510)	(9,464)
Changes in cash and cash equivalents	(73,167)	(65,166)
Cash and cash equivalents at beginning of period	480,092	378,243
Cash and cash equivalents at end of period	$406,925	$313,077
(1) Certain amounts have been recast due to the adoption of ASU 2016-09.

Non-GAAP Measures
EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted earnings per share and free cash flow are measures not recognized under U.S. GAAP and which exclude certain non-cash and special items that may obscure trends and operating performance not indicative of the Company's core financial activities. Management considers EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted earnings per share and free cash flow to be key indicators of the Company's operating performance and believes that these and similar measures are widely used by investors, securities analysts and other interested parties in evaluating the Company's performance. In addition, similar measures are utilized in the calculation of the financial covenants and ratios contained in the Company’s financing arrangements and management uses these measures for developing internal budgets and forecasting purposes. EBITDA is defined as net income adjusted to reflect income tax expense, interest expense net of interest income, depreciation and amortization, and adjusted EBITDA is defined as EBITDA further adjusted to reflect certain items that management does not consider to be reflective of the Company's core operating performance. Adjusted EBITDA margin is defined as adjusted EBITDA divided by sales. Adjusted net income is defined as net income adjusted to reflect certain items that management does not consider to be reflective of the Company's core operating performance. Adjusted basic and diluted earnings per share is defined as adjusted net income and adjusted diluted net income, respectively, divided by the weighted average number of basic and diluted shares, respectively, outstanding during the period. Free cash flow is defined as net cash provided by operating activities minus capital expenditures and is useful to both management and investors in evaluating the Company’s ability to service and repay its debt.
When analyzing the Company’s operating performance, investors should use EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted earnings per share and free cash flow as supplements to, and not as alternatives for, net income, operating income, or any other performance measure derived in accordance with U.S. GAAP, and not as an alternative to cash flow from operating activities as a measure of the Company’s liquidity. EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted earnings per share and free cash flow have limitations as analytical tools and should not be considered in isolation or as substitutes for analysis of the Company’s results of operations as reported under U.S. GAAP. Other companies may report EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted earnings per share and free cash flow differently and therefore the Company's results may not be comparable to other similarly titled measures of other companies. In addition, in evaluating adjusted EBITDA and adjusted net income, it should be noted that in the future the Company may incur expenses similar to or in excess of the adjustments in the below presentation. This presentation of adjusted EBITDA and adjusted net income should not be construed as an inference that the Company's future results will be unaffected by special items. Reconciliations of EBITDA, adjusted EBITDA, adjusted net income and free cash flow follow.

Reconciliation of Non-GAAP Measures
EBITDA and Adjusted EBITDA
The following table provides reconciliation of EBITDA and adjusted EBITDA from net income:
(Unaudited; Dollar amounts in thousands)

	Three Months Ended March 31,
	2017	2016 (1)
Net income attributable to Cooper-Standard Holdings Inc.	$41,706	$31,323
Income tax expense	11,890	14,766
Interest expense, net of interest income	11,239	9,752
Depreciation and amortization	31,857	30,205
EBITDA	$96,692	$86,046
Restructuring charges	9,988	10,832
Impairment charges (2)	4,270	—
Secondary offering underwriting fees and other expenses (3)	—	6,500
Other	—	155
Adjusted EBITDA	$110,950	$103,533

(1)	Certain amounts have been recast due to the adoption of ASU 2016-09.

(2)	Impairment charges related to fixed assets.

(3)	Fees and other expenses associated with the March 2016 secondary offering.

Adjusted Net Income and Adjusted Earnings Per Share
The following table provides reconciliation of net income to adjusted net income and the respective earnings per share amounts:
(Unaudited; Dollar amounts in thousands, except per share amounts)

	Three Months Ended March 31,
	2017	2016 (1)
Net income attributable to Cooper-Standard Holdings Inc.	$41,706	$31,323
Restructuring charges	9,988	10,832
Impairment charges (2)	4,270	—
Secondary offering underwriting fees and other expenses (3)	—	6,500
Other	—	155
Tax impact of adjusting items (4)	(95)	(658)
Adjusted net income	$55,869	$48,152

Weighted average shares outstanding
Basic	17,742,994	17,442,364
Diluted	18,972,550	18,746,600

Earnings per share:
Basic	$2.35	$1.80
Diluted	$2.20	$1.67

Adjusted earnings per share:
Basic	$3.15	$2.76
Diluted	$2.95	$2.57

(1)	Certain amounts have been recast due to the adoption of ASU 2016-09.

(2)	Impairment charges related to fixed assets.

(3)	Fees and other expenses associated with the March 2016 secondary offering.

(4)
Represents the elimination of the income tax impact of the above adjustments, by calculating the income tax impact of these adjusting items using the appropriate tax rate for the jurisdiction where the charges were incurred.

Free Cash Flow
The following table defines free cash flow:
(Unaudited; Dollar amounts in thousands)

	Three Months Ended March 31,
	2017	2016
Net cash provided by operating activities	$3,551	$27,914
Capital expenditures	(58,270)	(55,090)
Free cash flow	$(54,719)	$(27,176)